NEWS RELEASE

FOR IMMEDIATE RELEASE

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Investor Relations: (909) 987-0456, Ext 27


               AquaCell Technologies Signs Definitive Agreement To
                         Acquire Solar Air Conditioner


Rancho Cucamonga, CA - April 26, 2007 - AquaCell Technologies, Inc. ("AquaCell") (AQUA.PK) today announced that it has signed a definitive agreement to acquire GPM, Inc., the developer of the solar powered air conditioner.

James Witham, AquaCell's Chief Executive Officer said, "Since signing the letter of intent with GPM, we have been amazed at the high interest level for the solar air conditioner across a broad spectrum of clients from around the world."

This acquisition will position AquaCell in the renewable energy industry at a time when conservation of electricity and reduction of green house gasses is critical.

Brighton Capital Ltd. of Los Angeles, CA assisted and advised AquaCell Technologies with the identification of and negotiation with GPM. Brighton Capital has also been retained by AquaCell to identify other possible acquisition candidates in the renewable/alternative energy space.



About AquaCell Technologies, Inc.

AquaCell Technologies, Inc. is based in Rancho Cucamonga, CA.   Historically,
its AquaCell Media, Inc. subsidiary installed its patented self-filling Aquacell 1000 Bottled Water Cooler Systems free of charge into various locations, generating revenue through the sale of advertising. AquaCell's direction will now be focused on the acquisition and growth of GPM and other similarly related businesses in the renewable/alterative energy space.

Safe Harbor. Statement Under the Private Securities Litigation Reform Act of
1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements about: our ability to continue relationships with customers; our ability to offer our products at competitive prices; and our ability to use the most current technology for our products.